SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, DC 20549


                                     SCHEDULE 13D

                        Under the Securities Exchange Act of 1934
                                   (Amendment No.   3  ) (1)

                                   EDITEK, INC.
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                                  (Name of issuer)


                                   COMMON STOCK
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                            (Title of class of securities)

                                    281068106
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                                  (CUSIP number)

     DAVID SELENGUT, c/o Singer, Bienenstock, Zamansky, Ogele & Selengut, LLP.
               40 Exchange Place, New York, NY 10005 (212) 809-8550
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                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                 December 24, 1996
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                   (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box o.

         Check the following box if a fee is being paid with the statement X. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     Note. Six copies of this statement, including all exhibits, should be file with the Commission. See Rule 13d-1 (a) for other parties to whom copies are to be sent.



                               (Page 1 of 3 Pages)
--------------
   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No. 281068106            13D/A               Page 2 of 3 Pages

          NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Morgan Capital LLC
_______________________________________________________________________________

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) o
                                                                      (b) o

_______________________________________________________________________________

3         SEC USE ONLY

_______________________________________________________________________________

4         SOURCE OF FUNDS*

          PF
_______________________________________________________________________________

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2 (e)

_______________________________________________________________________________

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
_______________________________________________________________________________

                    7    SOLE VOTING POWER
      NUMBER OF
        SHARES              3,308,727
_______________________________________________________________________________

     BENEFICIALLY   8    SHARED VOTING POWER
       OWNED BY
                              -0-
_______________________________________________________________________________
         EACH       9    SOLE DISPOSITIVE POWER
      REPORTING
                             3,308,727
_______________________________________________________________________________

     PERSON WITH   10    SHARED DISPOSITIVE POWER

                              -0-
_______________________________________________________________________________


   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              3,308,727
_______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*


_______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               13.11%
_______________________________________________________________________________

   14     TYPE OF REPORTING PERSON*

          00 Limited Liability Company
_______________________________________________________________________________

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 3 of 3 Pages


Morgan Capital LLC ("Morgan" or the "Reporting Entity") hereby amends the Statement on Schedule 13D as follows:

Item 5 is hereby amended as follows:

     Interest in Securities of Issuer
     Number of Shares - 3,308,727
     Percentage of Shares - 13.11%
     Reporting Entity sold 508,100 shares in the open market in the past seventeen days at prices between 9/16 and 5/8.





                                 SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     January 10, 1997
                                             Morgan Capital LLC.


                                            /s/ David Bistricer
                                        BY:_____________________________

                                            David Bistricer, Officer